Exhibit 99.1

VU1 CORPORATION
1001 Camellia Street
Berkeley, California 94710

June 20, 2014

Highbridge International, LLC
c/o Highbridge Capital Management
40 West 57th Street, 32nd Floor
New York, New York 10019
Attention: Mr. Jonathan Dorfman
Managing Director

Re:           Extension and Amendment

Dear Sirs:

Reference is made to the Original Issue Discount Convertible Debenture due June 22, 2013, dated June 22, 2011, in the original principal sum of $2,353,000, issued by Vu1 Corporation (the "Company") pursuant to a related Securities Purchase Agreement, dated as of June 16, 2011, to Highbridge International, LLC ("Highbridge"), as amended by a letter agreement, dated June 27, 2013 (the "Debenture").

The Company and Highbridge hereby agree to extend and amend the Debenture pursuant to the following terms:

1. The Maturity Date (under and as defined in the Debenture) of the Debenture shall be extended to June 22, 2015.

2. The Company will pay to Highbridge, in two equal installments on December 23, 2014 and June 23, 2015, interest at the rate of 10% per annum on the original principal sum of Highbridge’s Debenture.

3. The Conversion Price (under and as defined in the Debenture) shall be reduced from the current $2.50 per share to $2.00 per share (subject to further adjustment in accordance with the Debenture.

4. The Company shall issue a stock certificate evidencing a total of 125,160 shares of the Company's common stock to Highbridge, within five business days following the date hereof, in payment of the accrued unpaid interest of $117,650 under the Debenture for the period from June 23, 2013 to June 22, 2014, which shares of common stock are being valued at the closing price of $0.94 per share, as reported by the OTCQB marketplace on June 20, 2014.

5. Nothing herein contained shall be deemed to constitute, acknowledge and/or imply any consent to any further extension of the Debenture or any other amendment to the Debenture or related Securities Purchase Agreement.

6. The Company has not entered into or will enter into any letter agreement or other extension, amendment or agreement with any other holder of a Debenture issued pursuant to the above-referenced Securities Purchase Agreement that establishes rights or benefits in favor of such other Debenture holder that are more favorable in any material respect to such other Debenture holder than the rights and benefits established in favor of Highbridge, unless Highbridge is offered, within 14 days after such letter agreement or other extension, amendment or agreement is entered into by the Company, the opportunity to receive such rights and benefits established by such letter agreement or other extension, amendment or agreement to the extent reasonably applicable to Highbridge.

7. Upon Highbridge’s countersignature of this Extension and Amendment and delivery hereof, Highbridge will attach a copy of this Extension and Amendment to the Debenture as an effective amendment to the Debenture and related Securities Purchase Agreement.

8. This Extension and Amendment shall be governed by New York law and may be executed by fax or .pdf and in counterparts.

Please confirm your agreement with the foregoing by executing and returning to us a copy of this Extension and Amendment, which thereupon will become a binding agreement between us.

Very truly yours,

VU1 CORPORATION

By: /s/ William B. Smith
William B. Smith
Chairman and Chief Executive Officer

ACKNOWLEDGED, CONFIRMED AND AGREED TO:

HIGHBRIDGE INTERNATIONAL, LLC

By: /s/ Jonathan Dorfman
Jonathan Dorfman
       Managing Director